Exhibit 10.4

St. Paul Travelers 385 Washington Street St. Paul, MN 55102-1396 651-310-7911 TEL www.stpaultravelers.com

April 27, 2005

William Heyman

1111 Park Avenue, Apt# 9C

NY, NY 10128

Dear Bill:

Pursuant to Subsection (V)(D) of the letter agreement confirming our respective understandings and agreements regarding your waiver of rights under The St. Paul Companies, Inc. Amended and Restated Special Severance Policy in exchange for consideration from The St. Paul Travelers Companies, Inc. (the “Company”) dated April 27, 2005 (the “April 2005 Letter Agreement”), the following is a general waiver and release for your execution (hereinafter referred to as the “Letter Agreement”):

I.                                         GENERAL WAIVER, RELEASE AND COVENANT NOT TO SUE

A.                                   General Waiver and Release.

1.                                       As a material inducement to Company to enter the 2005 Letter Agreement, and in consideration of Company’s promise to make the payment set forth in the 2005 Letter Agreement, you hereby knowingly and voluntarily release and forever discharge Company and all of its subsidiaries, affiliates and related entities (the “Company Entities”), and all of their past, present and future respective agents, officers, directors, shareholders, employees and assigns from any federal, state or local charges, claims, demands, actions, liabilities, suits, or causes of action, at law or equity or otherwise, for attorneys fees or damages (including contract, compensatory, punitive or liquidated damages) or equitable relief, which you may ever have had, have now or may ever have or which your heirs, executors or assigns can or shall have, against any or all of them, whether known or unknown, on account of or arising out of your employment with Company up through the date you execute this Letter Agreement.

2.                                       This release includes, but is not limited to rights and claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the

Fair Labor Standards Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, any state or local human rights statute or ordinance, any claims or rights of action relating to breach of contract, public policy, personal or emotional injury, or defamation.  You specifically waive the benefit of any statute or rule of law that, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by you to exist.  This release does not purport to waive claims arising under these laws after the date you execute this Letter Agreement.

3.                                       You acknowledge that you have reviewed the information about the offer described in the April 2005 Letter Agreement.  You acknowledge that you have been granted at least twenty-one (21) days to consider this Letter Agreement.  You further acknowledge that if this Letter Agreement is not executed by you and returned to Company as specified in this Subsection within twenty-one (21) days from the date this Letter Agreement was presented to you, the Company’s offer contained in the April 2005 Letter Agreement is withdrawn and rescinded, and you will not be eligible to receive the payment described in Section I of the April 2005 Letter Agreement.  This duly executed Letter Agreement must be received by Company by the close of the business day on the twenty-first (21st) after the Letter Agreement is presented to you.  Please return this executed Letter Agreement to John P. Clifford, Jr., Senior Vice President, Human Resources, 385 Washington Street, Mail Code 102W, Saint Paul, Minnesota 55102-1396.

You further acknowledge that by virtue of being presented with this Letter Agreement, you have been advised in writing to consult with legal counsel prior to executing this Letter Agreement.  You understand that if you execute this Letter Agreement prior to the expiration of twenty-one (21) days, or choose to forego the advice of legal counsel, you do so freely and knowingly, and waive any and all future claims that such action or actions would affect the validity of this Letter Agreement.  Any changes made to this Letter Agreement after its first presentation to you, whether material or immaterial, do not re-start the tolling of this twenty-one (21) day period.

4.                                       You understand that you may cancel this Letter Agreement at any time on or before the fifteenth (15th) day following the date on which you sign this Letter Agreement.  To be effective, the decision to cancel must be in writing and delivered, personally or by certified mail, to the attention of John P. Clifford, Jr., Senior Vice President, Human Resources, 385 Washington Street, Mail Code 102W, Saint Paul, Minnesota 55102-1396, on or before the fifteenth (15th) day after you sign this Letter Agreement.  Company will make the payment under Section I of the April 2005 Letter Agreement within 20 days after it is executed by both parties provided that your cancellation rights as described in this Subsection expire.  If you exercise your limited right to revoke, you agree to return any consideration received under the terms of the April 2005 Letter Agreement and that Company is released from any obligations under the April 2005 Letter Agreement.

B.                                     Covenant Not to Sue.  You covenant and agree not to sue or bring any action, whether federal, state, or local, judicial or administrative, now or at any future time, against Company, any Company Entity, and its or their respective agents, directors, officers or employees, with respect to any claim released hereby or arising out of your employment with Company up through the date you sign this Letter Agreement.  Nevertheless, this Agreement does not purport to limit any right you may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigatory agency.  This Agreement does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

II.                                     MISCELLANEOUS PROVISIONS

A.                                   Amendment or Termination.  This Letter Agreement may not be amended or terminated without the prior written consent of you and Company.

B.                                     Execution.  This Letter Agreement may be executed in any number of counterparts that together shall constitute but one agreement.  However, the Letter Agreement shall not be effective until it has been executed by both parties.

C.                                     Assignment.  The rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party, except that Company may assign its rights or delegate its obligations to any direct or indirect wholly owned subsidiary of The St. Paul Travelers Companies, Inc., without your consent.  This Letter Agreement shall be binding on and inure to the benefit of our respective successors and, in your case, your heirs and other legal representatives.

D.                                    Arbitration; Governing Law.  Any controversy or claim between Company and you arising out of this Letter Agreement will be resolved by binding arbitration in the State of Minnesota using the Laws of the State of Minnesota in accordance with the Arbitration Rules of the American Arbitration Association. Any judgment on the award rendered by the arbitration(s) may be entered in any court having jurisdiction over such matters.

If you are in agreement with the terms of this letter, please indicate that acceptance by signing below. Keep one original for your files and return the other to me. To the extent that the content of this letter conflicts in any way with previous written or oral communication between you, me or any other representatives of The St. Paul Travelers Companies, Inc., the content of this letter will control and take precedence over such previous communication.

Entered into this 29th day of April, 2005.

WILLIAM HEYMAN	THE ST. PAUL TRAVELERS COMPANIES, INC.

/s/ William H. Heyman	By:	/s/ John P. Clifford

	Its:	4/29/05 SVP- HR